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1997 INCENTIVE STOCK OPTION PLAN





                                               ELITE LABORATORIES, INC.

                                             INCENTIVE STOCK OPTION PLAN

I. Purpose. The purpose of this stock option plan (this "Plan") is to secure for the Corporation and its stockholders the benefits which flow from providing key employees and officers with the incentive inherent in common stock ownership. The stock options granted under the Plan are intended to qualify as incentive stock options within the meaning of Internal Revenue Code Section 422.

II. Amount of Stock. The total number of shares of Class A common stock to be subject to the options granted on and after __________________, 1997 pursuant to the Plan shall not exceed 1,250,000 shares of the Corporation's Class A common stock ("Stock"), par value $.01 per share. This total number of shares takes into account the proposed increase in the authorized number of Class A common shares to 20,000,000; however this number shall be subject to appropriate increase or decrease in the event of a subsequent dividend or subdivision, split up, combination or reclassification of the shares purchasable under such options. In the event that options granted under this Plan shall lapse without being exercised, in whole or in part, other options may be granted covering the shares not purchased under such lapsed options.

III. Method of Granting. The Board of Directors of the Corporation ("Board") shall designate from time to time a person for receipt of an option, at which time the Secretary of the Corporation shall send notice thereof to the designee. The notice may be accompanied by an Incentive Option Agreement to be signed by the Company and by the Optionee if the Board shall so direct, which shall be an a form that the Board deems advisable.

IV. Eligibility. Options may be granted pursuant to the plan to employees and officers of the Corporation, its parent or any subsidiary. From time to time the Board shall select the employees and officers to whom options may be granted and shall determine the number of shares to be covered by each option so granted. Directors of the Board who are not officers or employees of the Corporation are not eligible to participate under the Plan.

V. Incentive Option Agreement. The terms and provisions of options granted pursuant to this Plan shall be set forth in an incentive option agreement ("Incentive Option Agreement") between the Corporation and the employee receiving the same. The option may be in such form, not inconsistent with the terms of this Plan, as shall be approved by the Board of Directors.

VI. Price. The purchase price per share of Stock purchasable under options granted pursuant to the Plan shall not be less than 100 percent of the fair market value at the time the options are granted. The purchase price per share of Stock purchasable under options granted pursuant to the Plan to a person who owns more than 10 percent of the voting power of the Corporation's voting stock shall not be less than 110 percent of the fair market value at the time the options are granted. For purposes of this section, (a) an employee shall be considered to own stock (i) owned directly or indirectly by or for himself, his brothers and sisters, spouse, ancestors and lineal descendants and (ii) the stock which the employee may purchase under outstanding options and (b) stock owned directly or indirectly by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. For purposes of this Plan, the fair market value of the Stock shall be determined in good faith at the time of the grant of any option by decision of the Board. The Board shall not take into account the effect of any restrictions on the Stock, except restrictions that will never lapse.

VII. Payment. The full purchase price of any Stock purchased under the options shall be paid upon exercise.

VIII. Option Period. No option granted pursuant to this Plan shall be exercisable after the expiration of ten years from the date it is first granted. No option granted pursuant to this Plan to a person who owns more than 10 percent of the voting power of the Corporation's voting stock shall be exercisable after the expiration of five years from the date it is first granted. For purposes of this section, , (a) an employee shall be considered to own stock (i) owned directly or indirectly by or for himself, his brothers and sisters, spouse, ancestors and lineal descendants and (ii) the stock which the employee may purchase under outstanding options and (b) stock owned directly or indirectly by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. The expiration date stated in the Incentive Option Agreement is hereinafter called the Expiration Date.

IX. Termination of Employment. The Incentive Option Agreement shall provide that:

         A. If prior to the Expiration Date the employee shall for any reason whatever other than his death or his authorized retirement as defined in (b) below, cease to be employed by the Corporation, its parent or a subsidiary of it, any unexercised portion of the option granted shall automatically terminate;

         B. If prior to the Expiration Date the employee shall (1) retire upon or after reaching the normal retirement age for employees of the Corporation or (2) with the written consent of the Corporation retire prior to the normal retirement age on account of physical or mental disability (retirement pursuant to (1) or (2) hereinafter referred to as "Authorized Retirement"), any unexercised portion of the option shall expire at the end of three months after such Authorized Retirement, and during the three months' period, the employee may exercise all or any part of the unexercised portion of the option; and

         C. If prior to the Expiration Date the employee shall die (either while employed or within three months after his Authorized Retirement), the legal representatives of his estate shall have the privilege for a period of six months after his death, of exercise any or all of the unexercised portion of the option.

         D. Nothing in this section shall extend the exercise period beyond the Expiration Date.

X. Assignability. The Incentive Option Agreement shall provide that the option granted shall not be transferable or assignable except by will or the laws of descent and distribution, and during the employee's lifetime shall be exercisable only by him.

XI. Adjustment. The Incentive Option Agreement may contain provisions, as approved by the Board of Directors, concerning the effect upon the option and upon the option price of (a) stock dividends, subdivisions, split-ups, combinations, etc. of the Common Stock; or (b) proposals to merge or consolidate the Corporation, to sell substantially all of its assets, or to liquidate and dissolve the Corporation.

XII. Stock for Investment. The Incentive Option Agreement shall provide that the employee shall upon each exercise of a part or all of the option granted represent and warrant that his purchase of stock pursuant to such option is for investment only and not with a view to distribution involving a public offering. At any time the Board of Directors of the Corporation may waive the foregoing requirement.

XIII. Amendment of Plan. The Board of Directors may from time to time alter, amend, suspend or discontinue the Plan and make rules for its administration, except that the Board of Directors shall not amend the Plan in any manner which would have the effect of preventing options issued under the Plan from being "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986. Furthermore, if Section 422 of the Internal Revenue Code of 1986 requires any additional or different provisions in order for this Plan to be considered "qualified" such changes or provisions are deemed to be incorporated herein by reference.

XIV. Options Discretionary. The granting of options under the Plan shall be entirely discretionary with the Committee.

XV. Limitation as to Amount. No person to whom options are granted hereunder shall receive options first exercisable during any single calendar year for shares, the fair market value of which (determined at the time of the grant of the options) exceeds $100,000. Accordingly, no optionee shall be entitled to exercise options in any single calendar year, except to the extent first exercisable in previous calendar years, for shares of Common Stock the value of which (determined at the time of the grant of options) exceeds $100,000.

XVI. Stockholder Approval. The Plan will be submitted to the common stockholders of the Corporation for approval by the holders of a majority of the oustanding shares of common stock of the Corporation.





Dated:  ____________________, 1997.